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                                                                    EXHIBIT 11.1

                       HEALTH SYSTEMS DESIGN CORPORATION
                       COMPUTATION OF NET LOSS PER SHARE

                                                                            1997           1996           1995
                                                                        -------------  -------------  ------------
Net loss..............................................................  $  (3,856,304) $  (1,207,946) $   (752,754)
                                                                        -------------  -------------  ------------
                                                                        -------------  -------------  ------------
Weighted average common shares outstanding............................      6,478,789      5,656,413     4,435,288
Common shares, options, and warrants granted (using the treasury stock method assuming an initial public offering price of $13.00) since
  March 16, 1995 included pursuant to Securities and Exchange
  Commission Rules....................................................       --               81,086       324,347
                                                                        -------------  -------------  ------------
Weighted average common and common equivalent shares outstanding......      6,478,789      5,737,499     4,759,635
                                                                        -------------  -------------  ------------
                                                                        -------------  -------------  ------------
Net loss per common and common equivalent share.......................  $       (0.60) $       (0.21) $      (0.16)
                                                                        -------------  -------------  ------------
                                                                        -------------  -------------  ------------
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